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                                                                       Exhibit 1

                       [LETTERHEAD FOR VISIBLE GENETICS]

                              FOR IMMEDIATE RELEASE



CONTACTS:
Richard Daly (416) 813-3281            Bruno Maruzzo  (416) 813-3271
CEO, Visible Genetics Inc.             Investor Relations, Visible Genetics Inc


              VISIBLE GENETICS INC. RECEIVES NOTICE OF PATENT SUIT

TORONTO, CANADA (JANUARY 19, 2000): VISIBLE GENETICS INC. (VGI, NASDAQ: VGIN) announced today that the PE Biosystems Group has filed a lawsuit against VGI in the United States District Court for the Northern District of California claiming that VGI's DNA sequencing equipment infringes patents licensed to PE Biosystems by the California Institute of Technology. PE Biosystems has not served the complaint on the Company. The complaint offers no details to support the allegation of infringement. VGI has previously studied these patents and has received legal advice that it is not liable for any claims of infringement. VGI believes that PE Biosystems' claim is without merit and plans to vigorously defend the suit.

Visible Genetics Inc. is a leader in the emerging field of pharmacogenomics, which uses genetic information in the identification and analysis of genes to improve patient care and reduce healthcare costs. VGI manufactures and markets high performance automated DNA sequencing systems and complete kits for the analysis of genes linked to disease. The Company's OpenGene(TM) system employs patented CLIP(TM) technology - a single-step, bi-directional sequencing method that significantly reduces the time and cost involved in identifying clinically relevant genetic information.

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act 1995. These forward-looking statements are subject to risks and uncertainties and other factors which may cause the Company's results to differ materially from expectations. These include risks relating to possible outcomes of litigation and other risks as detailed from time to time in the Company's SEC filings and most recent Annual Report on Form 20-F. These forward-looking statements speak only as of the date hereof. VGI disclaims any intent or obligation to update these forward-looking statements.

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